UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Zogenix, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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12400 High Bluff Drive, Suite 650

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Zogenix, Inc. will be held at the offices of Latham & Watkins LLP, Room 1212, located at 12670 High Bluff Drive, San Diego, California 92130 on June 18, 2015 at 8:00 a.m., local time, for the following purposes:

1.	To elect two (2) directors for a three-year term to expire at the 2018 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve an amendment to our Fifth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our outstanding common stock at an exchange ratio of 1-for-8, and a change in the number of authorized shares of our common stock to 50,000,000 shares, subject to the Board of Directors’ authority to abandon such amendment; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on April 21, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. For our annual meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the annual meeting; the matters to be acted upon at the meeting and our board of directors’ recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

Whether or not you expect to attend our annual meeting, please vote by Internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Stephen J. Farr, Ph.D. Chief Executive Officer and Director

San Diego, California

May 8, 2015

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

12400 High Bluff Drive, Suite 650

San Diego, California 92130

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 18, 2015

The board of directors of Zogenix, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 18, 2015 at 8:00 a.m., local time, at the offices of Latham & Watkins LLP, Room 1212, located at 12670 High Bluff Drive, San Diego, California 92130. If you need directions to the location of the annual meeting, please contact us at (858) 259-1165.

On or about May 8, 2015, we will mail to all stockholders of record entitled to vote at the annual meeting a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 18, 2015: This proxy statement and our annual report are available electronically at http://www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What am I voting on?

There are three proposals scheduled for a vote:

Proposal 1: To elect two (2) directors:

•	James B. Breitmeyer, M.D., Ph.D.; and

•	Stephen J. Farr, Ph.D.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Proposal 3: To approve an amendment to our Fifth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our outstanding common stock at an exchange ratio of 1-for-8, and a change in the number of authorized shares of our common stock to 50,000,000 shares, subject to the Board of Directors’ authority to abandon such amendment.

Who can vote at the meeting?

Only stockholders who owned our common stock on April 21, 2015 are entitled to vote at the annual meeting. On this record date, there were 153,363,743 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

How many votes do I have?

Each share of our common stock that you own as of April 21, 2015 entitles you to one vote.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, our annual report and voting instructions over the Internet at www.proxyvote.com, by calling 1-800-579-1639, or by sending a blank e-mail to sendmaterial@proxyvote.com with your twelve digit control number in the subject line. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before June 4, 2015 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to above and in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meeting.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. With respect to the approval of an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

•	By Mail: If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone. If you properly complete your proxy card and send it in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

•	Via the Internet: You may vote at www.voteproxy.com, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on June 17, 2015.

•	By Telephone: You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2015.

•	In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. If you hold your shares in street name, and wish to vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Ann D. Rhoads, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 21, 2015, or approximately 76,835,235 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3: Approval of an Amendment to our Fifth Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split. The approval of an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split must receive “For” votes from the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting.

Voting results will be tabulated and certified by Broadridge Financial Solutions.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm, and whether our stockholders have approved an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP and the approval of amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split are considered routine matters on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of these proposals.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC, we will send you one without charge. Please write to:

Zogenix, Inc.

12400 High Bluff Drive, Suite 650

San Diego, California 92130

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.zogenix.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class II directors, James B. Breitmeyer, M.D., Ph.D. and Stephen J. Farr, Ph.D., will expire at the 2015 annual meeting.

The nominees for Class II director for election at the 2015 annual meeting are James B. Breitmeyer, M.D., Ph.D. and Stephen J. Farr, Ph.D. If either of Drs. Breitmeyer or Farr is elected at the 2015 annual meeting, such individual will be elected to serve for a term of three years that will expire at our 2018 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Drs. Breitmeyer and Farr are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2018 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Zogenix, Inc.
James B. Breitmeyer, M.D., Ph.D.	61	Director
Stephen J. Farr, Ph.D.	56	Chief Executive Officer, President and Director

James B. Breitmeyer, M.D., Ph.D. has served as a member of our board of directors since March 2014. Dr. Breitmeyer currently serves as the President of Bavarian Nordic, Inc., an international biotechnology company, and also serves as the Executive Vice President at Bavarian Nordic A/S, positions he has held since February 2013. He served as acting Chief Medical Officer to the company from August 2012 to February 2013. Dr. Breitmeyer served as Executive Vice President of Development and Chief Medical Officer of Cadence Pharmaceuticals from August 2006 to August 2012. He served as Chief Medical Officer of Applied Molecular Evolution, Inc., a wholly-owned subsidiary of Eli Lilly and Company, a global pharmaceutical company, from December 2001 to August 2006. From 2000 to 2001, Dr. Breitmeyer served as the President and Chief Executive Officer of the Harvard Clinical Research Institute. From 1991 to 2000, he held a variety of positions at Serono Laboratories Inc., a global biopharmaceutical company, including Chief Medical Officer and Senior Vice President of Research and Development. Prior to Serono Laboratories, he served as a consultant to ImmunoGen, Inc., and held clinical and teaching positions at the Dana Farber Cancer Institute and Harvard Medical School. Dr. Breitmeyer holds a B.A. in Chemistry from the University of California, Santa Cruz, an M.D. and Ph.D. from Washington University School of Medicine, and is Board Certified in Internal Medicine and Oncology.

Dr. Breitmeyer’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, and significant expertise in the medical field, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Stephen J. Farr, Ph.D. is one of our co-founders and has served as our President and as a member of our board of directors since our inception in May 2006. Beginning in April 2015, Dr. Farr is also serving as our Chief Executive Officer. From May 2006 to August 2006, Dr. Farr also served as our Chief Executive Officer and from August 2006 to March 2013, Dr. Farr also served as our Chief Operating Officer. From 1995 to August 2006, Dr. Farr held positions of increasing responsibility within pharmaceutical sciences and research and development at Aradigm Corporation, and he served most recently as Senior Vice President and Chief Scientific Officer. In 2003, he played a key role in identifying and acquiring the DosePro technology and became technical director and executive sponsor for the development of sumatriptan DosePro at Aradigm Corporation. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the areas of physical pharmacy and biopharmaceutics. He is a fellow of the American Association of Pharmaceutical Scientists and visiting Associate Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. in Pharmaceutics from the University of Wales. As one of our co-founders and having served as our President since May 2006, Dr. Farr’s extensive knowledge of our business, history and culture, as well as his significant experience in research and development and thorough knowledge of the pharmaceutical product development process, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2016 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Zogenix, Inc.
Roger L. Hawley	62	Director
Erle T. Mast	52	Director, Chairman of Audit Committee
Renee P. Tannenbaum, Pharm.D.	63	Director

Roger L. Hawley is one of our co-founders and has served as a member of our board of directors since August 2006 and as our Chief Executive Officer from August 2006 to April 2015. From January 2006 to August 2006, Mr. Hawley served as a consultant to CG Pharma, Inc. From August 2003 to January 2006 he served as Executive Vice President, Commercial and Technical Operations for InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology. From October 2002 to July 2003, Mr. Hawley was the Chief Commercial Officer at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2001 to 2002, Mr. Hawley served as General Manager & Vice President of Sales and Marketing at Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc). From 1987 to 2001, Mr. Hawley held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales and corporate finance at GlaxoSmithKline, or GSK. His last position at GSK was Vice President of Sales-CNS/GI Division. From 1976 to 1987, he held various financial management positions with Marathon Oil Company, including serving four years in London, England. While at Marathon, he was a certified treasury manager and a certified public accountant. Mr. Hawley served as a member of the board of directors of Cypress Bioscience, Inc., a publicly traded pharmaceutical company, until December 2010. Mr. Hawley holds a B.Sc. in Accounting from Eastern Illinois University. As one of our co-founders and having served as our Chief Executive Officer for nearly nine years, Mr. Hawley’s extensive knowledge of our business, history and culture, as well as over 20 years of experience in the pharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Erle T. Mast has served as a member of our board of directors since May 2008. Mr. Mast is a co-founder of and has served as Executive Vice President, Chief Financial Officer with Clovis Oncology, Inc. since May 2009. From July 2002 to May 2008, Mr. Mast served as Executive Vice President and Chief Financial Officer of

Pharmion Corporation, until its acquisition by Celgene Corporation. From 2000 to 2002, after Elan Pharma International Ltd. acquired Dura Pharmaceuticals, Inc., Mr. Mast served as Chief Financial Officer for the Global Biopharmaceuticals business unit of Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. From 1984 to 1997, Mr. Mast held positions of increasing responsibility at Deloitte & Touche, LLP, serving most recently as Partner, where he provided accounting, auditing and business consulting services to companies in various industries, including the healthcare, pharmaceutical, biotech and manufacturing industries. Mr. Mast also serves on the board of directors of Receptos, Inc. Mr. Mast received a degree in Business Administration from California State University, Bakersfield. Mr. Mast’s experience as a chief financial officer of various companies in the healthcare industry and in providing accounting, auditing and consulting services while at Deloitte & Touche, LLP, as well as his expertise in management, accounting, treasury, and finance functions, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Renee P. Tannenbaum, Pharm.D. has served as a member of our board of directors since February 2015. She currently serves as the Head of Global Customer Excellence of AbbVie, Inc., a global, research-based biopharmaceutical company, where she is responsible for building commercial capabilities for headquarters and affiliate commercial organizations. Dr. Tannenbaum was previously President of Myrtle Potter & Company, LLC, a global life sciences consulting and advisory firm, from January 2011 to October 2012. From May 2009 to January 2011, she served as Executive Vice President and Chief Commercial Officer at Elan Pharmaceuticals, Inc., or Elan, where she was responsible for revenue generation for Elan’s marketed products, preparing for the commercialization of the company’s pipeline, including its Alzheimer’s portfolio, and strengthening the company’s overall commercial capabilities. Prior to her role at Elan, Dr. Tannenbaum was at Novartis Pharma AG for three years, where she led the Global Commercial Operations organization. Prior to that, she spent nine years at Bristol Myers Squibb and 16 years at Merck and Company where she held a variety of leadership positions in operations and general management. She retains a faculty position at the University of the Sciences at Philadelphia’s Mayes College of Healthcare Business and Policy and serves as the Dean’s Professor. Dr. Tannenbaum received her Pharm.D. from the Philadelphia College of Pharmacy and Sciences, her M.B.A. from Temple University, and her B.Sc. in Pharmacy from the University of Connecticut. She currently serves on the advisory board of the Women Business Leaders in U.S. Healthcare Industry Foundation and the advisory board for the Healthcare Businesswomen’s Association. Dr. Tannenbaum’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that she should serve as a director of our company.

Term Expiring at the

2017 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Zogenix, Inc.
Louis C. Bock	50	Director, Chairman of Nominating/Corporate Governance Committee
Cam L. Garner	67	Chairman of the Board of Directors, Chairman of Compensation Committee
Mark Wiggins	59	Director

Louis C. Bock has served as a member of our board of directors since August 2006. Mr. Bock has been a Venture Partner at Santé Ventures, a venture capital firm, since August 2014 and a Partner at Archer Venture Management since December 2013. Previously, Mr. Bock was a Managing Director of Scale Venture Partners, a venture capital firm, from 1997 to July 2014. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Arizona Therapeutics, Inc. (AzTE), Ascenta Therapeutics, Inc., Cardiokinetix, Inc., Heat Biologics, Inc., Molecular Templates, PowerVision, Inc., Orexigen Therapeutics, Inc. and Sonexa Therapeutics, Inc. and is

responsible for Scale Venture Partners’ prior investments in Seattle Genetics, Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock has also previously served as a director of Horizon Pharma, Inc., New Century Hospice, Inc. and diaDexus, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco. Mr. Bock’s extensive clinical and leadership experience in the biotechnology and biopharmaceutical industries, including experience in research, project management, business development and sales from his time at Gilead, and his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Cam L. Garner is one of our co-founders and has served as chairman of our board of directors since August 2006. Mr. Garner co-founded specialty pharmaceutical companies Cadence Pharmaceuticals, Inc. (acquired by Mallinckrodt plc in March 2014), Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics in March 2013), Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc. (sold to Sunovion Pharmaceuticals Inc. in 2012), DJ Pharma (sold to Biovail Corporation in 2000), Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in 2005), Neurelis, Inc., Meritage Pharma, Inc. (sold to Shire plc in February 2015), and most recently, Kalyra Pharmaceuticals, Inc. and OrPro Therapeutics, Inc. He previously served as chairman of Cadence from May 2004 until March 2014, and served as chairman of Verus, Elevation and Meritage until their acquisition, and Evoke since January 2007. Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000, when it was sold to Elan. Mr. Garner also serves on the board of directors of Aegis Therapeutics, Inc., Neurelis, Inc., Kalyra Pharmaceuticals and OrPro Therapeutics. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our chairman since August 2006, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Mark Wiggins has served as a member of our board of directors since May 2011. Mr. Wiggins served as Senior Vice President of Corporate and Business Development at Elcelyx Therapeutics, Inc. from August 2012 to March 2015. Mr. Wiggins previously served as the Chief Business Officer of Mpex Pharmaceuticals, a biopharmaceutical company, overseeing strategic business operations and the sale of the company in 2011. From May 1998 to February 2009, Mr. Wiggins was employed at Biogen Idec, Inc., and its predecessor Idec Pharmaceuticals, Corp., biotechnology companies, where he served as head of Business Development, later as Vice President of Marketing and Business Development and most recently as Executive Vice President of Corporate and Business Development. At Idec Pharmaceuticals, Mr. Wiggins was a member of the management committee for the collaboration with Genentech on Rituxan ®, and he was responsible for worldwide partnering, licensing and corporate acquisitions. Mr. Wiggins has substantial experience in pharmaceutical marketing and business development activities. Prior to Biogen Idec, Mr. Wiggins spent fifteen years in a number of positions of increasing responsibility in marketing, marketing research and business development at Hybridon, Inc., Schering-Plough Corporation (now Merck), Johnson & Johnson and Pfizer, Inc. Mr. Wiggins’ business development transaction experience includes closing over 20 licensing deals and several global corporate partnerships and company acquisitions. Mr. Wiggins earned his B.S. in Finance from Syracuse University and an M.B.A. from the University of Arizona. Mr. Wiggins’ expertise in business development activities and the marketing of pharmaceutical products, as well as his extensive management experience within the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Independence

Our board of directors has determined that all of our directors who served on our board of directors during 2014 were, and all of our current directors are, independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Roger L. Hawley, our former Chief Executive Officer, James B. Breitmeyer, M.D., Ph.D. and Stephen J. Farr, Ph.D., our Chief Executive Officer and President.

Board Leadership Structure

Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During the fiscal year 2014, our board of directors met ten times, including telephonic meetings. In that year, all incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees on which they served, during the periods in which they served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.zogenix.com.

Audit Committee

The audit committee of our board of directors currently consists of Messrs. Mast (chairman and audit committee financial expert), Bock and Wiggins. The audit committee met five times during fiscal year 2014, including telephonic meetings. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of Exchange Act. In addition, our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Garner (chairman), Bock and Wiggins. The compensation committee met five times during fiscal year 2014, including telephonic meetings. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing our compensation philosophy, including our policies and strategy relative to executive compensation;

•	reviewing and recommending to the full board for approval the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers, including executive employment and severance agreements;

•	reviewing and recommending to the full board for approval the compensation policies for members of our board of directors and board committees;

•	reviewing, approving and administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans (other than any such awards that must be approved by the full board);

•	reviewing and discussing with management our compensation discussion and analysis to be included in our annual proxy report or annual report on Form 10-K and producing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members including compliance of the compensation committee with its charter.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Dr. Tannenbaum and Messrs. Bock (chairman) and Mast. The nominating/corporate governance committee met two times during fiscal year 2014. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	developing guidelines for board compensation;

•	overseeing our board of directors’ performance and self-evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

•	reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standard No. 16 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight

Board Ethics Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2014. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2015.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors
Erle T. Mast (Chairman)
Louis C. Bock
Mark Wiggins

Compensation Committee Interlocks and Insider Participation

James C. Blair, Ph.D., Louis C. Bock, Cam L. Garner and Mark Wiggins served on our compensation committee during 2014. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees the nominating/corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for each of our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating/corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Commencing in 2014, the nominating/corporate governance committee has utilized the third-party search firm of Spencer Stuart to assist with the identification of qualified board of director candidates.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2016 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. Three of our directors (Messrs. Garner, Wiggins and Hawley) attended our 2014 annual meeting of stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Zogenix, Inc., 12400 High Bluff Drive, Suite 650, San Diego, California 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.zogenix.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Zogenix, Inc., Attention: Corporate Secretary, 12400 High Bluff Drive, Suite 650, San Diego, California 92130.

Director Compensation

We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees.

Under our non-employee director compensation policy as in effect prior to March 2014, we provided cash compensation in the form of an annual retainer of $37,000 for each non-employee director. We also paid an additional annual retainer of $60,000 to the chairman of our board of directors (however the total cash compensation paid to the chairman of the board in all capacities could not exceed $100,000 in any calendar year), $20,000 to the chair of our audit committee, $10,000 to the chair of our compensation committee, and $7,500 to the chair of our nominating/corporate governance committee. We also paid an additional $7,000 per year to members of the audit committee, an additional $5,000 per year to members of our compensation committee and an additional $4,000 per year to members of our nominating/corporate governance committee.

In March 2014, our board of directors approved an amendment to our non-employee director compensation policy, pursuant to which we provide cash compensation in the form of an annual retainer of $40,000 for each non-employee director. We also pay an additional $25,000 per year to the chair of our audit committee, $15,000 per year to the chair of our compensation committee, $10,000 per year to the chair of our nominating/corporate governance committee, $10,000 per year to members of the audit committee, $7,500 per year to members of our compensation committee and $5,000 per year to members of our nominating/corporate governance committee. There was no change to the annual retainer of $60,000 to be paid to the chairman of our board of directors, as long as the total cash compensation paid to the chairman of the board in all capacities does not exceed $100,000 in any calendar year. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Also, under our non-employee director compensation policy, as amended in March 2014, any non-employee director who is first elected to the board of directors was granted an option to purchase 75,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, each non-employee director was eligible to receive an option to purchase 50,000 shares of common stock. Such options have an exercise price per share equal to the fair market value of our common stock on the date of grant.

In April 2015, our board of directors approved an amendment to our non-employee director compensation policy, pursuant to which any non-employee director who is first elected to the board of directors is granted an option to purchase 100,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, including the 2015 annual meeting, each non-employee director is eligible to receive an option to purchase 72,000 shares of common stock. Such options have an exercise price per share equal to the fair market value of our common stock on the date of grant.

The initial options granted to non-employee directors will vest over three years in 36 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to a non-employee director will be ten years and will remain exercisable for a period of 12 months following a director’s termination of service. These options will be granted under the amended and restated 2010 Equity Incentive Award Plan.

Summary Director Compensation

The following table summarizes cash and stock compensation received by our non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Option Awards(1)		Total
Cam L. Garner	$100,000	$65,065		$165,065
Erle T. Mast	67,925	65,065		132,990
James C. Blair, Ph.D.(2)	32,378	65,065		97,443
Louis C. Bock	60,228	65,065		125,293
Mark Wiggins	51,001	65,065		116,066
James B. Breitmeyer, M.D., Ph.D.	30,778	228,385	(3)	259,163

(1)	Represents the grant date fair value of the awards granted in 2014 as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on March 11, 2015.
(2)	Dr. Blair resigned from the board of directors effective September 15, 2014.
(3)	Dr. Breitmeyer received an initial award of 75,000 options upon initiation of board service effective March 25, 2014.

The aggregate number of shares subject to stock options outstanding at December 31, 2014 for each non-employee director was as follows:

Name	Number of Shares Underlying Options Outstanding At December 31, 2014
Cam L. Garner	196,000
Erle T. Mast	233,500
James C. Blair, Ph.D.(1)	145,639
Louis C. Bock	205,250
Mark Wiggins	205,000
James B. Breitmeyer, M.D., Ph.D.	125,000

(1)	Dr. Blair resigned from the board of directors effective September 15, 2014.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF JAMES B. BREITMEYER AND STEPHEN J. FARR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2015 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2014 and 2013 by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$984,257	$695,672
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	1,715	1,995

	$985,972	$697,667

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, review of our quarterly reports on Form 10-Q, services in connection with securities offerings, review of our registration statements on Forms S-3 and S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2014 or 2013.
(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred during 2014 or 2013.
(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2014 and

2013. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO ZOGENIX’S FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ZOGENIX’S OUTSTANDING COMMON STOCK AT AN EXCHANGE RATIO OF 1-FOR-8, AND A CHANGE IN THE NUMBER OF AUTHORIZED SHARES OF ZOGENIX’S COMMON STOCK TO 50,000,000 SHARES, SUBJECT TO THE BOARD OF DIRECTORS’ AUTHORITY TO ABANDON SUCH AMENDMENT.

Our board of directors (the “Board”) has adopted, declared advisable and is submitting for stockholder approval a proposal to approve an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-8. By voting in favor of Proposal No. 3, stockholders will be approving an amendment to our Fifth Amended and Restated Certificate of Incorporation in order to effect a reverse stock split of our outstanding common stock and a reduction in the number of authorized shares of common stock to 50,000,000 shares. After the receipt of stockholder approval of this amendment, the Board will thereafter have the ability until our 2016 annual meeting of stockholders to unilaterally decide whether or not to effect the amendment. Thereafter, the amendment will be filed with the Secretary of State of the State of Delaware. Pursuant to the law of our state of incorporation, Delaware, our Board must adopt any amendment to our Fifth Amended and Restated Certificate of Incorporation and submit the amendment to stockholders for their approval. The affirmative vote of a majority of the outstanding shares of common stock is required to approve Proposal No. 3.

The form of the proposed amendment to our Fifth Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Appendix A. Our Board, in its discretion, may elect to effect the amendment upon receipt of stockholder approval, or not if our Board determines in its discretion not to proceed with the reverse stock split. In determining whether or not to implement the reverse stock split following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	our ability to continue our listing on the Nasdaq Global Market;

•	the overall reduction to be realized in our administrative costs; and

•	prevailing general market and economic conditions.

At the close of business on April 21, 2015, we had 153,363,743 shares of common stock issued and outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, we would have approximately 19,170,467 shares of common stock issued and outstanding, without giving effect to the treatment of fractional shares. We do not expect the reverse stock split itself to have any economic effect on our stockholders, debt holders or holders of options, except to the extent the reverse stock split will result in fractional shares as discussed below.

Reasons for the Reverse Stock Split

The Board authorized the reverse stock split with a view to increasing the per share trading price of our common stock. We believe an increased share trading price could have the following benefits:

•

Reduced Risk of Nasdaq Delisting. By potentially increasing our common stock price, the reverse stock split would reduce the risk that our common stock could be delisted from the Nasdaq Global Market which requires, among other things, that issuers maintain a closing bid price of at least $1.00 per share. Although the price of our common stock is presently above $1.00 per share, there is a risk that our stock price could fall below this threshold. Companies traded on the Nasdaq Global Market will receive a deficiency notice from Nasdaq if their common stock has traded below the $1.00 minimum bid price for 30 consecutive business days. Following receipt of a deficiency notice, a company would have 180 calendar days to regain compliance by having its common stock trade over the $1.00 minimum bid price for at least a 10-day period. If that company were to fail to regain compliance during such 180 day period, its common stock could be delisted from the Nasdaq Global Market. If the company fails to comply with Nasdaq continued listing standards for the Nasdaq Global Market, the company may consider transferring to the Nasdaq Capital Market, which is a lower tier market, provided it meets the transfer criteria, or that company’s common stock could be delisted and traded on the over-the-counter bulletin board network. Moving a company’s listing to the Nasdaq Capital Market could adversely affect the liquidity of that company’s common stock, as could having the common stock traded on the over-the-counter bulletin board network. Such alternatives are generally considered as less efficient markets and, if this were to happen to us, it could seriously impair the liquidity of our common stock and limit our potential to raise future capital through the sale of common stock, which could materially harm our business. The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard.

•	Increase in Eligible Investors. The reverse stock split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks with a price below a certain threshold), potentially increasing trading volume and liquidity of our common stock.

•	Increased Analyst and Broker Interest. The reverse stock split could increase analyst and broker interest in our common stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in low-priced stocks economically unattractive to brokers.

•	Decreased Transaction Costs for Stockholders. Brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, and because of this, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Risk Factors Associated with the Reverse Stock Split

We cannot assure you that the reverse stock split, if implemented, will have the desired effect of raising the price of our common stock over the long term. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per post-split share of our common stock would either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, as required by Nasdaq;

•	the trading price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of our common stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would increase the level of investment by institutional investors or increase analyst and broker interest in our company; or

•	the reverse stock split will result in decreased transaction costs for our stockholders.

In addition, there can be no assurance that our common stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-split share of our common stock remains in excess of $1.00.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

After the effective date of the reverse stock split, each stockholder would own a reduced number of shares of common stock. However, the reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in Zogenix (except to the extent that the reverse stock split would result in some of our stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of common stock would not be affected by the reverse stock split (except to the extent that the reverse stock split would result in some of our stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record also would not be affected by the reverse stock split (except to the extent that the reverse stock split would result in some of our stockholders owning only a fractional share as described below).

The following table contains approximate information relating to our common stock under the 1-for-8 exchange ratio based on share information as of close of business on April 21, 2015 (in thousands):

Common Stock	Prior to Reverse Stock Split	After Reverse Stock Split
Authorized	200,000,000	50,000,000
Outstanding	153,363,743	19,170,467
Reserved for future issuance pursuant to our 2010 Equity Incentive Plan	6,207,707	775,963
Reserved for future issuance pursuant to our 2010 Employee Stock Purchase Plan	1,413,553	176,694
Reserved for future issuance pursuant to outstanding options	19,791,599	2,473,949
Reserved for future issuance pursuant to our 2013 Employment Inducement Equity Incentive Award Plan	719,500	89,937
Reserved for future issuance pursuant to outstanding warrants	16,232,197	2,029,024

Because the total number of shares of authorized common stock is not being reduced in an amount proportionate to the reverse stock split, the ability of the Board to issue authorized and unissued shares without further stockholder action will be significantly increased. However, we currently have no plans, arrangements or understandings, written or oral, to issue these additional authorized shares.

The reverse stock split would also reduce the number of shares of common stock available for issuance under our 2010 Equity Incentive Plan and 2013 Employment Inducement Equity Incentive Plan, which are the only equity incentive compensation plans currently active from which we may make new stock awards, and our 2010 Employee Stock Purchase Plan. With respect to outstanding stock options to purchase shares of our common stock, the reverse stock split would effect a reduction in the number of shares subject to such outstanding stock options proportional to the exchange ratio of the reverse stock split (rounded down to the nearest whole share) and would effect a proportionate increase in the exercise price of such outstanding stock options (rounded up to the nearest whole cent). Unless required by the terms of the equity incentive compensation plan pursuant to which a stock equity award was issued, no cash payment would be made to holders of equity awards in respect of such rounding. Under the terms of our outstanding warrants, the reverse stock split would also result in a proportionate increase in the exercise price of the warrants, as well as a proportionate decrease in the number of shares issuable to the holders thereof upon exercise of the warrants.

If the proposed reverse stock split is implemented, it would increase the number of our stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of our common stock under the Exchange Act. If the reverse stock split is implemented, our common stock would continue to be reported on the Nasdaq Global Market under the symbol “ZGNX” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of approximately 20 trading days to indicate that the reverse stock split has occurred).

In addition, the proposed amendment to our Fifth Amended and Restated Certificate of Incorporation would reduce the total number of shares of common stock that we are authorized to issue from 200,000,000 shares to 50,000,000 shares. Because the total number of shares of authorized common stock is not being reduced in an amount proportionate to the reverse stock split, the ability of the Board to issue authorized and unissued shares without further stockholder action will be significantly increased. However, we currently have no plans, arrangements or understandings, written or oral, to issue these additional authorized shares. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Fifth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. However, our Fifth Amended and Restated Certificate of Incorporation authorizes us to issue 10,000,000 shares of preferred stock and the reverse stock split would have no effect on the number of shares of preferred stock that we are authorized to issue.

Effective Date

Our Board, in its discretion, may elect to effect the reverse stock split upon receipt of stockholder approval, or not if our Board determines in its discretion not to proceed with the reverse stock split. The reverse stock split and the change in the number of our authorized shares of common stock would become effective on the date of filing of a certificate of amendment to our Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. On the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the exchange ratio contained in the certificate of amendment. If our Board does not implement the reverse stock split by the date of our 2016 annual meeting of stockholders, stockholder approval would be required again prior to the implementation of any reverse stock split.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share. Instead, we would pay to the stockholder, in cash, the value of any fractional share arising from the reverse stock split. The cash payment would equal the closing sale price per share of our common stock as reported on the Nasdaq Global Market on the last trading day preceding the effective date of the reverse stock split multiplied by the number of shares of pre-split common stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•	purchase a sufficient number of shares of our common stock so that you would hold at least that number of shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of common stock on a post-split basis; or

•	if applicable, consolidate your accounts so that you hold at least that number of shares of our common stock in one account prior to the reverse stock split that would entitle you to at least one share of our common stock on a post-split basis. Common stock held in registered form (that is, shares held by you in your own name on our company’s share register maintained by our transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then-current stockholders would have no further interest in our company with respect to their fractional shares. A person otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of his or her fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the 1-for-8 exchange ratio described above. Reducing the number of post-split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-Registered Stockholders

Non-registered stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Book-Entry Shares and Payment for Fractional Shares

The combination of and reduction in the number of our outstanding shares of common stock as a result of the reverse stock split would occur automatically on the effective date without any action on the part of our stockholders. Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts.

Stockholders who hold registered shares of our common stock in book-entry form do not need to take any action to receive post-reverse stock split shares of our common stock in registered book-entry form or the cash payment in lieu of any fractional interest, if applicable. These stockholders will have their pre-reverse stock split shares exchanged automatically and a Credit Advice will be mailed to them upon exchange indicating the number of post-reverse stock split shares owned by such stockholders. A check will also be mailed to such stockholders’ registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, such stockholders will warrant that they owned the shares of our common stock for which they received the cash payment.

Exchange of Stock Certificates and Payment for Fractional Shares

The combination of and reduction in the number of our outstanding shares of common stock as a result of the reverse stock split would occur automatically on the effective date without any action on the part of our stockholders and without regard to the date that stock certificates representing pre-split shares of common stock are physically surrendered for new stock certificates representing post-split shares of common stock.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender in exchange for any cash payment due for fractional shares and, if so elected by the holder, certificates representing the number of shares of our post-split common stock such stockholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the payment in lieu of fractional shares and exchange of stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the reverse stock split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive any cash payment due for fractional shares and, upon payment of the applicable fee, new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered its outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the amount on our balance sheet attributable to our common stock would be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account would be credited with the amount by which the common stock is reduced. The per share common stock net loss and net book value would be increased because there would be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the proposed amendment to our Fifth Amended and Restated Certificate of Incorporation to effect the reverse stock split, and we will not independently provide our stockholders with any such right.

No Going Private Transaction

Notwithstanding the change in the number of outstanding shares following the reverse stock split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in Proposal No. 3 as a result of their ownership of shares of our common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in Proposal No. 1 that are different from or greater than those of any other of our stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to U.S. Holders (as defined below) of our common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the reverse stock split.

This discussion is limited to holders that hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	persons that are not U.S. Holders (as defined below);

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the effective time of the reverse stock split.

Information Reporting and Backup Withholding

A U.S. Holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the meeting will be required to approve the amendment of our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split. Abstentions and broker non-votes with respect to this proposal will be counted for purposes of establishing a quorum and, if a quorum is present, will have the same effect as a vote against this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 3 TO APPROVE AN AMENDMENT TO ZOGENIX’S FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ZOGENIX’S OUTSTANDING COMMON STOCK AT AN EXCHANGE RATIO OF 1-FOR-8, AND A CHANGE IN THE NUMBER OF AUTHORIZED SHARES OF ZOGENIX’S COMMON STOCK TO 50,000,000 SHARES, SUBJECT TO THE BOARD’S AUTHORITY TO EFFECT OR ABANDON SUCH AMENDMENT. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at April 21, 2015 for:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zogenix, Inc., 12400 High Bluff Drive, Suite 650, San Diego, California 92130. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership of 153,363,743 shares of common stock outstanding on April 21, 2015.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable as of June 20, 2015, which is 60 days after April 21, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Federated Investors, Inc.(1) Federated Investors Tower Pittsburgh, PA 15222-3779	30,498,000	16.6%
FMR LLC(2) 245 Summer Street Boston, MA 02210	11,621,147	7.0%
Broadfin Capital, LLC(3) 300 Park Avenue, 25th Floor New York, NY 10022	10,737,645	6.5%
Funds affiliated with Domain Associates, L.L.C.(4) One Palmer Square Princeton, NJ 08542	10,113,586	6.2%
Sabby Management, LLC(5) 10 Mountainview Road, Suite 205 Upper Saddle River, New Jersey 07458	9,903,343	6.1%
Aquarius Life Sciences Ltd.(6) 74 Gartside Street Manchester, United Kingdom M3 3EL	8,587,547	5.3%

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage

Executive Officers and Directors:
Roger L. Hawley(7)	2,586,374	1.3%
Stephen J. Farr, Ph.D.(8)	1,720,206	*
Ann D. Rhoads(9)	1,097,188	*
R. Scott Shively(10)	93,771	*
Bradley S. Galer, M.D.(11)	191,188	*
Renee P. Tannenbaum, Pharm.D.(12)	8,333	*
James B. Breitmeyer, M.D., Ph.D.(13)	89,167	*
Louis C. Bock(14)	205,250	*
Cam L. Garner(15)	522,750	*
Erle T. Mast(16)	257,721	*
Mark Wiggins(17)	205,000	*
Executive officers and directors as a group (11 persons)(18)	6,976,948	3.8%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., or the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own 29,836,424 shares of common stock and warrants to purchase 9,450,000 shares of common stock. The Investment Advisers are wholly-owned subsidiaries of FII Holdings, Inc., which is wholly-owned subsidiary of Federated Investors, Inc. All of Federated Investors, Inc.’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, or collectively, the Trustees. Federated Investors, Inc., the Trust and each of the Trustees expressly disclaim beneficial ownership of the shares of common stock and warrants. Information regarding these shares is based in part on the Schedule 13G/A filed by Federated Investors, Inc. with the SEC on February 11, 2015 and Form 144s filed with the SEC on March 12, 2015.
(2)	Includes 11,089,697 shares of common stock and warrants to purchase 531,450 shares of common stock beneficially owned by Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC, in its capacity as an investment adviser to various investment companies. One such investment company, Fidelity Select Biotechnology Portfolio, owns 10,3030,171 shares of common stock. Edward C. Johnson 3d and FMR LLC through its control of Fidelity SelectCo, LLC and the Fidelity SelectCo, LLC funds, each has sole power to dispose of the 11,621,147 shares owned by the funds. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity SelectCo, LLC carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Information regarding these shares is based in part on the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2014.
(3)	Based on the information contained in the Schedule 13G filed with the SEC on March 18, 2015 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler. According to the Schedule 13G, all such reporting persons hold shared voting and dispositive power over the shares. Kevin Kotler is the managing member of Broadfin Capital, LLC and Director of Broadfin Healthcare Master Fund, Ltd. Broadfin Capital, LLC and Kevin Kotler disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(4)	Includes (a) 11,000 shares of common stock held by Domain Associates, L.L.C., (b) 9,923,335 shares of common stock held by Domain Partners VII, L.P., (c) 169,251 shares of common stock held by DP VII Associates, L.P., (d) 9,894 shares of common stock held by Domain Partners VI, L.P. and (e) 106 shares of common stock held by DP VI Associates, L.P. The voting and disposition of the shares held by Domain Associates, L.L.C. is determined by its managing members. The voting and disposition of the shares held by Domain Partners VII, L.P., DP VII Associates, L.P., Domain Partners VI, L.P. and DP VI Associates, L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P., DP VII Associates, L.P., Domain Partners VI, L.P. and DP VI Associates, L.P.

(5)	Based on the information contained in the Schedule 13G filed with the SEC on March 12, 2015 by Sabby Management, LLC, Sabby Healthcare Master Fund, Ltd., and Hal Mintz. According to the Schedule 13G, all such reporting persons hold shared voting and dispositive power over the shares. Hal Mintz is the manager of Sabby Management, LLC. Sabby Management LLC and Hal Mintz disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(6)	Includes 3,091,095 shares of common stock beneficially owned by Duncan Peyton, 3,091,095 shares of common stock beneficially owned by Alexander Stevenson, 1,941,612 shares of common stock beneficially owned by Robert Schacter, 113,715 shares of common stock beneficially owned by Zeus Capital Limited, 150,345 shares of common stock beneficially owned by Paul Morton, 79,129 shares of common stock beneficially owned by Stephen Dunbar, 79,129 shares of common stock beneficially owned by Amanda Dale, 31,652 shares of common stock beneficially owned by Jessica Hughes and 9,055 shares of common stock beneficially owned by Reyker Securities Plc.
(7)	Includes 1,991,771 shares Mr. Hawley has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(8)	Includes 1,369,480 shares Dr. Farr has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(9)	Includes 905,189 shares Ms. Rhoads has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(10)	Includes 60,271 shares of common stock owned by Mr. Shively and 33,500 shares of common stock owned by his spouse.
(11)	Includes 189,688 shares Dr. Galer has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(12)	Includes 8,333 shares Dr. Tannenbaum has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(13)	Includes 79,167 shares Dr. Breitmeyer has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(14)	Includes 205,250 shares of common stock Mr. Bock has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(15)	Includes 326,750 shares held by Garner Investments, LLC, of which Mr. Garner is the managing member, and 196,000 shares Mr. Garner has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(16)	Includes 257,721 shares Mr. Mast has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(17)	Includes 205,000 shares Mr. Wiggins has the right to acquire pursuant to outstanding options which are exercisable as of June 20, 2015.
(18)	Includes 5,383,378 shares of common stock subject to outstanding options which are exercisable as of June 20, 2015.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Key Employees

The following table sets forth certain information about our executive officers and certain key employees as of April 27, 2015:

Name	Age	Position
Executive Officers:
Stephen J. Farr, Ph.D.	56	Chief Executive Officer, President and Director
Ann D. Rhoads	49	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Bradley S. Galer, M.D.	53	Executive Vice President, Chief Medical Officer

Key Employees:
Jeff D. Durflinger	54	Vice President, Technical Operations and Product Supply
Stephen H. Jenner	47	Vice President, Marketing
Bret E. Megargel	46	Vice President, Corporate Development
Edward F. Smith III, Ph.D., RAC	61	Vice President, Regulatory Affairs
Arnold R. Gammaitoni, Pharm.D.	47	Vice President, Medical and Scientific Affairs
John J. Turanin	57	Vice President and General Manager, Zogenix Technologies

Executive Officers

The biography of Stephen J. Farr, Ph.D. can be found under “Proposal 1 — Election of Directors.”

Ann D. Rhoads has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since March 2010. From 2000 to December 2009, Ms. Rhoads was the Chief Financial Officer for Premier, Inc., a healthcare service company, where she had responsibility for all areas of financial management, strategic planning, business development, information technology, and ethics and compliance. From August 1998 to 2000, Ms. Rhoads served as Vice President for strategic initiatives at Premier, where she was responsible for overseeing strategic investments, including a venture capital fund, as well as assisting Premier operating divisions with long range strategic planning. Prior to joining Premier, Ms. Rhoads held various positions at Sprout Group, a venture capital affiliate of Donaldson, Lufkin & Jenrette (now part of Credit Suisse First Boston), Bain & Company and Merrill Lynch Capital Partners (now known as Stonington Partners). Ms. Rhoads is currently a member of the board of directors of Globus Medical Inc. and Evoke Pharma, Inc. Ms. Rhoads received a B.S. from the University of Arkansas and an M.B.A. from the Harvard Business School.

Bradley S. Galer, M.D., has served as our Executive Vice President and Chief Medical Officer since December 2013. Prior to joining the company, Dr. Galer served as President of the Pain Group at Nuvo Research Inc., a specialty pharmaceutical company with three commercialized topically delivered pain products from December 2009 to December 2013. In this position, he oversaw the strategy and operations of the Pain Group, including its commercialization, drug development and business development activities, licensing opportunities and liaising with partners. Prior to joining Nuvo Research, Dr. Galer was employed at Endo Pharmaceuticals Inc. as Senior Medical Officer and Group Vice President, Scientific Affairs from August 2002 to October 2005, where he was responsible for the departments of Clinical and Biostatistics, Medical Affairs, Pharmacovigilance, Medical Liaison and Medical Information. He and his team provided clinical and scientific leadership for the development and marketing of analgesic and migraine products, including Lidoderm, Percocet, Opana, Opana ER and Frova. Dr. Galer has also held numerous other industry positions, along with academic and clinical appointments. He has published over 200 articles on pain management in peer review journals and textbooks.

Dr. Galer received his medical doctorate and a neurology residency from Albert Einstein in New York and two Pain Fellowships, at Memorial Sloane-Kettering in New York and University of California, San Francisco, as well as headache training at Montefiore Headache Clinic in New York and University of California, San Francisco.

Key Employees

Jeff Durflinger has served as our Vice President of Technical Operations and Product Supply since March 2011. Mr. Durflinger previously served as our Senior Director of Manufacturing from October 2008 and prior to that as our Director of Supply Chain Operations, beginning in January 2007. From 2004 to January 2007, Mr. Durflinger served as Director of Supply Chain Operations at Chiron Corporation (acquired by Novartis Pharmaceuticals), a publicly-held multinational biopharmaceutical company, where he led supply chain activities for Betaseron®, Proleukin® and vaccine operations. Prior to joining Chiron, Mr. Durflinger held various operating and technical positions with Optime Therapeutics, a private pharmaceutical company, where he led technical and business development of the company’s proprietary manufacturing and drug delivery technologies; Dow Pharmaceutical Sciences, a manufacturing services provider; Stedim, a designer and manufacturer of custom single-use, sterile bio-processing supplies; Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc), a biopharmaceutical company; and ALZA Corporation (acquired by Johnson and Johnson), a publicly-held drug delivery company. Mr. Durflinger holds a B.S. in Industrial Technology from California State University, Chico and an M.S. in Business from Golden Gate University.

Stephen H. Jenner has served as our Vice President of Marketing since January 2011. From July 2008 to January 2011, Mr. Jenner served as our Senior Director of Marketing. From November 2007 to July 2008, Mr. Jenner served as the Senior Vice President of Client Services at MedAccess Communications, an advertising agency specializing in the pharmaceutical industry. From June 2005 to November 2007, Mr. Jenner served as the Senior Director of Marketing for Valeant Pharmaceuticals International, a publicly-held pharmaceutical company, where he led the Neurology Marketing Department. From July 2003 to June 2005, Mr. Jenner was the Senior Product Manager for Allergan Pharmaceuticals, a publicly-held pharmaceutical company, where he was the lead marketer for all Direct to Consumer activities related to BOTOX Cosmetic. From October 1998 to July 2003, Mr. Jenner held positions of increasing responsibility at Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc), a publicly-held pharmaceutical company, most recently as Product Manager for the CNS/Movement Disorder Franchise. Mr. Jenner holds a B.S. in Business Administration from California Lutheran University and an M.B.A. from the University of Florida.

Bret E. Megargel is one of our co-founders and has served as our Vice President of Corporate Development since August 2006. From December 2005 to August 2006, Mr. Megargel served as a consultant to CG Pharma, Inc. From January 2005 to August 2007, Mr. Megargel served as Vice President of Planet Technologies, Inc., an allergy products company, where he was responsible for the general management of the company’s Allergy Free business. From 2002 to December 2004, Mr. Megargel served as Vice President of Business Development for Avera Pharmaceuticals, Inc., a private, central nervous system-focused development company. From 1999 to 2002, Mr. Megargel served as a Venture Partner for Windamere Venture Partners, LLC. During his tenure at Windamere, Mr. Megargel served as Vice President of Business Development for MD Edge, Inc., and Director of Business Development for Converge Medical, Inc. and was a member of the founding team of Dexcom, Inc. From 1991 to 1996, Mr. Megargel served as a consultant for The Healthcare Group of Marketing Corporation of America (now a Division of The InterPublic Group), where he was a case manager for projects that included major product development, licensing and acquisition, and marketing strategy assignments for pharmaceutical clients. Mr. Megargel received a B.A. in Economics from Dartmouth College and an M.B.A. at the Stanford University Graduate School of Business.

Edward F. Smith III, Ph.D., RAC has served as our Vice President, Regulatory Affairs since October 2008. From April 2007 to October 2008, he was our Senior Director, Regulatory Affairs. From July 2006 to April 2007, he was the Senior Director, Regulatory Affairs at Connetics, a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. From October 2004 to July 2006, he was the Director, Regulatory Affairs at Nektar Therapeutics, a biopharmaceutical company. Dr. Smith has authored over 95 peer-reviewed scientific articles and has submitted numerous U.S. Food and Drug Administration and European Medicines Agency submissions. He was a Postdoctoral Fellow at the Medical University of South Carolina and the Institute of Pharmacology at the University of Koln in West Germany. Dr. Smith received a B.S. in Biology from Montana State University, an M.B.A. at Washington University and a Ph.D. in Physiology at Thomas Jefferson University.

Arnold R. Gammaitoni, Pharm.D. has served as our Vice President, Medical and Scientific Affairs since December 2013. Prior to joining the company, Dr. Gammaitoni served as Vice President of Scientific Affairs of the Pain Group at Nuvo Research Inc. from July 2011 to December 2013. Prior to joining Nuvo Research, Dr. Gammaitoni was Global Director of Scientific Affairs for Analgesia, Immunology and Anesthesia at Merck & Co., Inc. from December 2006 to July 2011. From October 2000 to November 2006, he served as Senior Director of Medical Affairs at Endo Pharmaceuticals Inc. Dr. Gammaitoni has also been a clinical practitioner with a focus on pain management and has authored or co-authored over 50 articles. He received his doctoral degree in pharmacy from the Philadelphia College of Pharmacy.

John J. Turanin is one of our co-founders and has served as our Vice President and General Manager, Zogenix Technologies since August 2010 and prior to that as our Vice President, Operations since our inception in May 2006. From 1997 to April 2006, Mr. Turanin served as Vice President, Corporate Planning and Program Management and held positions as Senior Director of Program Management, Director of New Product Planning, and Director of Respiratory Products Business Unit at Aradigm Corporation, a specialty pharmaceutical company, where he was responsible for leading numerous product development programs and strategic alliances. Mr. Turanin was also responsible for directing Aradigm’s integration of the DosePro technology acquisition and serving as program director for the sumatriptan DosePro development program. From 1988 to 1996, Mr. Turanin served as Product Manager, Director of Marketing, and finally General Manager of operations, quality, product development, and marketing for the respiratory therapeutics division at Invacare Corporation, a global manufacturer of home medical products. Mr. Turanin holds a B.A. in Business from Indiana University of Pennsylvania and an M.B.A. from the University of Pittsburgh.

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides information about the material components of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	Roger L. Hawley, our former Chief Executive Officer;

•	Stephen J. Farr, Ph.D., our Chief Executive Officer and President;

•	Ann D. Rhoads, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

•	Bradley S. Galer, M.D., our Executive Vice President and Chief Medical Officer; and

•	R. Scott Shively, our former Executive Vice President and Chief Commercial Officer.

Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee and our board of directors arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2014.

Executive Summary

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:

•	To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.

•	To establish a direct link between our business results, individual executive performance and total executive compensation.

•	To align the interests of our executive officers with those of our stockholders.

The primary elements of our executive compensation program are (1) base salary, (2) annual short-term cash incentives, (3) long-term equity incentives, (4) post-termination benefits, and (5) other benefits, such as health insurance and retirement benefits. We believe that each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, or linking individual performance to our performance.

In general, the majority of our named executive officers’ total compensation is tied directly to corporate and individual performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:

•	The performance measures in our short-term cash incentive program are linked to key corporate objectives.

•	Corporate achievement represents the majority of each executive’s annual bonus opportunity.

•	Our long-term equity incentives are primarily granted in the form of stock options, which provide value to our executives only if our stock price increases.

This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

We believe that the total compensation received by our named executive officers relating to 2014 was appropriate when viewed in light of our corporate achievements during 2014 and the individual performance of our named executive officers.

Compensation Determination Process

The compensation committee of our board of directors develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.

In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the year under review and makes the final bonus payment determinations based on our performance and the compensation committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional stock option awards to our named executive officers and certain other eligible employees for the then-current fiscal year.

During the fourth quarter of each year our compensation committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval. Our Chief Executive Officer, with the assistance and support of our Chief Financial Officer and our human resources department, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation. In the beginning of each year, our named executive officers work with our Chief Executive Officer to establish their individual performance goals for the year, based on their respective roles within the company.

Our Chief Executive Officer generally attends all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. Any deliberations or decisions regarding our Chief Executive Officer’s compensation are made without him present.

Role of Compensation Consultant and Comparable Company Information

Our compensation committee has not historically established compensation levels based on benchmarking. Our compensation committee has instead relied upon the judgment of its members in making compensation decisions, after reviewing our performance and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.

The compensation committee is authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the committee sees fit, in connection with compensation matters. Compensation consultants and other advisors retained by the compensation committee will report directly to the compensation committee which has the authority to select, retain and terminate any such consultants or advisors.

In 2014, the compensation committee determined to engage Radford as its independent compensation consultant to provide compensation consulting services. Specifically, for 2014, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including:

•	compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies;

•	evaluating our current equity compensation program relative to our peer group, including equity ownership levels; and

•	providing general information concerning executive compensation trends and developments.

Radford did not provide any other services to us in 2014 beyond its engagement as an advisor to the compensation committee on executive compensation matters. After review, the compensation committee has determined that there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2014. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1.

For 2014, Radford assisted the compensation committee in confirming a peer group of companies to be used in the compensation setting process. For 2014, a peer group of 20 life sciences companies in similar phases of development as us with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:

•	Market capitalization between $300 million and $2.2 billion (average market capitalization of $886 million) (as of January 21, 2014); and

•	Less than 300 employees.

Our 2014 peer group consisted of the following companies:

• AMAG Pharmaceuticals	• Horizon Pharmaceuticals

• Arena Pharmaceuticals	• Idenix Pharmaceuticals

• AVANIR	• Momenta Pharmaceuticals

• Cadence Pharmaceuticals	• Orexigen Pharmaceuticals

• Corcept Therapeutics	• Pacira Pharmaceuticals

• Cytori Therapeutics	• Spectrum Pharmaceuticals

• Depomed	• Sucampo Pharmaceuticals

• Dyax	• Supernus Pharmaceuticals

• Exelixis	• VIVUS

• Halozyme	• XenoPort

Although we maintain the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2014, the compensation committee also reviewed data from The Radford Global Life Sciences Compensation Survey, which consists of public companies throughout the United States primarily from the life sciences industry, with revenues under $200 million. With respect to the survey data presented to the compensation committee, the identities of the individual companies included in the survey were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. We believe that by utilizing both sets of survey data, our compensation committee is able to review an appropriate set of competitive data for use in making compensation decisions. We believe that by utilizing both publicly available peer group data and the survey data from the published surveys, we are able to develop the best set of competitive data for use in making compensation decisions.

Our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2014 base salaries, target bonuses and equity awards for our named executive officers. However, our committee did not attempt to set our compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.

We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation.

The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of our Chief Executive Officer’s and President’s roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.

We do not yet have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.

Executive Compensation Components

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

Our Chief Executive Officer’s base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the Chief Executive Officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our performance as a whole, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.

In March 2014, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and its independent compensation consultant, determined that the base salaries of our named executive officers would be as follows, which increases were effective April 1, 2014: Mr. Hawley, $500,000; Dr. Farr, $400,000; Ms. Rhoads, $350,000; Dr. Galer, $350,000; and Mr. Shively, $350,000.

The compensation committee has determined that for 2015 the named executive officers, other than Mr. Hawley, will receive base salary increases of 3% over the named executive officer’s 2014 base salary, which is consistent with the merit-based salary increases for employees of the Company generally. Mr. Hawley did not receive a base salary increase and his base salary for 2015 remained at the same level as in effect during 2014 prior to his resignation.

The actual base salaries paid to all of our named executive officers for 2014 are set forth in the “Summary Compensation Table” below.

Performance Bonuses

Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and, with respect to our named executive officers other than Mr. Hawley, individual performance.

Bonuses are set based on the executive’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. The target levels for executive bonuses for 2014 were as follows: 65% of base salary for the Chief Executive Officer (100% of which is based on corporate objectives), 55% of base salary for our President (90% of which is based on corporate objectives and 10% of which is based on individual performance), and 45% of base salary for our Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Medical Officer (90% of which is based on corporate objectives and 10% of which is based on individual performance).

At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and establishment of new collaborative arrangements. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. The individual component of each named executive’s bonus award is not necessarily based on the achievement of any predetermined criteria or guidelines but rather on the compensation committee’s subjective assessment of the officer’s overall performance of his or her duties. In coming to this determination, our compensation committee does not follow any guidelines, nor are there such standing guidelines regarding the exercise of such discretion.

All final bonus payments to our named executive officers are determined by our compensation committee, other than the bonus payments to our Chief Executive Officer, whose compensation is approved by the full board of directors. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee (or the full board of directors, with respect to our Chief Executive Officer).

2014 Performance Bonuses. For 2014, corporate objectives fell into the following four categories: commercialization of Zohydro ER (50%); sales performance for Sumavel DosePro and Zohydro ER (30%); progressing the Relday program through key development milestones (10%); and progressing the Zohydro ER ADT program through key development milestones (10%). Objectives were weighted based on their level of importance to the business plan.

In evaluating management’s performance against our 2014 corporate goals, our board of directors determined to award a corporate achievement level of 87% relative to those goals. Both qualitative and quantitative guidelines were established for purposes of evaluating performance relative to the corporate objectives during 2014. These performance objectives were used as a guide by the board of directors in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts. The board of directors believed that it was better to evaluate our overall performance in these areas throughout the year in light of the general economic and industry conditions in which we operate. In coming to its final determination regarding the overall corporate achievement percentage, our board of directors awarded 91% credit for corporate performance relative to the first objective, noting that we successfully launched Zohydro ER in March 2014, including recruiting the sales, marketing, operational and regulatory personnel critical to the launch, and met post-market launch requirements as specified in our NDA. While our sales for Zohydro ER for 2014 fell below projections, and noted such shortfall in assigning less than full credit for the first objective, our board of directors noted our success in rapidly assembling a crisis communication effort in response to the media and political attacks on Zohydro ER, our ability to maintain strong support from the FDA throughout the year, despite attacks in the press and from state and federal legislators. With respect to the second objective, our board of directors awarded 59% credit, noting that while our overall gross margin for Sumavel DosePro exceeded our original forecasts, our gross margin for Zohydro ER fell short of original forecasts. With respect to the third objective, our board of directors awarded 100% credit, noting that we completed all steps necessary for readiness for the multi-dose clinical study. With respect to the fourth objective, our board of directors awarded 138% credit, noting that we accelerated development of Zohydro ER ADT, including submitting an NDA with a January 30, 2015 action date. This overall 87% achievement level was then used to determine each named executive officer’s bonus. For the named executive officers other than Mr. Hawley, each of his or her target bonus was split into its corporate and individual components, based on the weighting applicable to such named executive officer as described above.

The compensation committee’s determination of the individual components of the 2014 bonus awards for our named executive officers was not based on the achievement of any predetermined individual performance objectives, criteria or guidelines, but rather on the compensation committee’s subjective assessment of each officer’s overall performance of their duties during 2014. The named executive officers received individual achievement levels as follows: Dr. Farr, 126%, Ms. Rhoads, 100%, and Dr. Galer, 138%. Although Mr. Hawley’s annual target bonus objective is tied purely to the achievement of corporate objectives, the compensation committee and the board determined to award him an additional $17,250 in connection with his 2014 annual bonus in recognition of his significant individual efforts relating to the advancement of the Zohydro ER commercialization during 2014, especially in light of the media and political attacks on Zohydro ER and litigation related to Zohydro ER during 2014, which brought his total annual bonus payout to approximately 92% of his target bonus.

The annual performance bonuses paid to our named executive officers for 2014 are set forth in the “Summary Compensation Table” below. Mr. Shively did not receive an annual bonus for 2014 due to the fact that his employment terminated in August 2014.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2014, while our compensation committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the named executive officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. During 2014, we granted stock options to the named executive officers.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of options are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock option awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make stock option awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted prior to 2011 to our named executive officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Commencing in 2011, annual stock option awards to our named executive officers vest monthly over a four-year period. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate. For a description of certain accelerated vesting provisions applicable to such options, see “— Post Termination and Change in Control Benefits” and “— Employment Agreements” below. We do not have any stock ownership requirements for our named executive officers.

In March 2014, the compensation committee awarded the following options to our named executive officers: Mr. Hawley, options to purchase 600,000 shares; Dr. Farr, options to purchase 350,000 shares; Ms. Rhoads, options to purchase 165,000 shares; and Mr. Shively, options to purchase 165,000 shares. In June 2014, the compensation committee awarded Dr. Galer options to purchase 65,000 shares. Each of these option awards vests monthly over a four-year period. The compensation committee’s recommendation regarding each named executive officer’s award amount was not based on any quantifiable factors, but instead was based on the compensation committee’s subjective analysis of the award levels the committee deemed appropriate for each executive in light of various factors, including the dilution created as a result of our public offerings and the need to continue to incentivize our executives. Each of these factors was taken into consideration by the compensation committee for each executive, as was management’s recommendations regarding the appropriate award levels. The final award levels, however, were entirely based on the compensation committee’s subjective analysis of these general factors and internal pay equity considerations.

For a description of the accelerated vesting applicable to the foregoing equity awards, see “— Employment Agreements” below.

We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($18,000 in 2015), with additional salary deferrals not to exceed $5,500 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. While we may elect to make matching contributions, no such contributions have been made.

Health and Welfare Benefits, Perquisites and Other Compensation

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites. We do not provide significant perquisites or personal benefits to our named executive officers. Under the terms of his employment agreement, Dr. Galer is entitled to reimbursement for relocation expenses, including gross-ups for taxes payable on such amounts, up to a total of $100,000, subject to a right of repayment should he leave the company prior to June 30, 2015.

Post Termination and Change in Control Benefits

We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our board of directors. For a description of these employment agreements, see “— Employment Agreements” below.

Response to 2014 Say on Pay Vote

In May 2014, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of stockholder votes cast in favor of our 2014 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs throughout 2014, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, the compensation committee has decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives for corporate and individual performance.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the board of directors took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 annual meeting. Accordingly, the board of directors determined that we will hold an advisory stockholder vote on the compensation of our named executive officers every three years until the next say-on-pay frequency vote.

Tax Deductibility of Executive Compensation

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m)

disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the compensation committee, however, retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as SFAS No. 123(R)), or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2014, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Cam L. Garner (Chairman)

Louis C. Bock

Mark Wiggins

Summary Compensation Table

The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2014, 2013 and 2012.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Roger L. Hawley(6)	2014	483,780	17,250	—	1,325,700	282,750	—	2,109,480
Former Chief Executive Officer	2013	435,120	14,196	90,000	1,099,382	195,804	—	1,834,502
	2012	435,120	—	—	1,300,700	178,399	—	1,914,219

Stephen J. Farr, Ph.D.	2014	387,544	—	—	773,325	200,000	—	1,360,869
Chief Executive Officer and President	2013	350,174	20,000	75,000	797,591	160,000	—	1,402,765
	2012	350,174	—	—	910,490	150,645	—	1,411,309

Ann D. Rhoads	2014	346,269	—	—	364,568	139,073	—	849,909
Executive Vice President and Chief Financial Officer	2013	335,075	—	69,000	416,759	137,213	—	958,047
	2012	335,075	—	—	585,315	129,071	—	1,049,461

Bradley S. Galer, M.D.(7)	2014	346,250	—	—	97,032	145,000	—	588,282
Executive Vice President and Chief Medical Officer	2013	11,507	60,000	—	917,915	—	—	989,422

R. Scott Shively(8)	2014	248,385	—	—	364,568	—	—	612,592
Former Executive Vice President and Chief Commercial Officer	2013	335,000	—	69,000	380,832	137,183	67,620	989,635
	2012	34,261	130,000	—	745,280	12,374	—	921,915

(1)	For 2013, represents an additional discretionary component of the annual bonus paid to Roger L. Hawley pursuant to our executive bonus program, a one-time signing bonus for Bradley S. Galer, M.D., subject to a right of repayment should he leave the Company prior to December 17, 2014, and a discretionary supplemental bonus for Stephen J. Farr, Ph.D. For 2012, represents a one-time signing bonus for R. Scott Shively, subject to a right of repayment should he leave the Company prior to August 31, 2013. For 2014, represents and additional discretionary component of the annual bonuses paid to Roger L. Hawley pursuant to our executive bonus program.
(2)	Represents the grant date fair value of the restricted stock units granted in June 2013 as computed in accordance with ASC Topic 718. The restricted stock units granted in June 2013 were granted in connection with our company-wide retention program, following the restructuring of our workforce in May 2013. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 11, 2015.
(3)	Represents the grant date fair value of the stock options granted in the relevant fiscal year as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 11, 2015.
(4)	These amounts represent performance bonuses earned under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”
(5)	For 2013, reflects moving and relocation expenses of $42,139 for Mr. Shively plus tax-gross up payments of $25,481 in respect of such moving and relocation expenses.
(6)	Mr. Hawley ceased serving as our Chief Executive Officer upon his resignation on April 27, 2015.
(7)	For 2013, reflects a pro-rated salary for Dr. Galer due to the fact that Dr. Galer was appointed Executive Vice President and Chief Medical Officer in December 2013.
(8)	For 2012, reflects a pro-rated salary for Mr. Shively due to the fact that Mr. Shively was appointed Executive Vice President and Chief Commercial Officer in November 2012. Mr. Shively’s employment with the Company terminated August 15, 2014.

2014 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Roger L. Hawley	3/25/2014	—	325,000	—	—	600,000	3.07	1,325,700
Stephen J. Farr, Ph.D.	3/25/2014	—	220,000	—	—	350,000	3.07	773,325
Ann D. Rhoads	3/25/2014	—	157,500	—	—	165,000	3.07	364,568
Bradley S. Galer, M.D.	6/2/2014	—	157,500	—	—	65,000	2.08	97,032
R. Scott Shively	3/25/2014	—	157,500	—	—	165,000	3.07	364,568

(1)	These amounts represent the target and maximum 2014 performance bonuses under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”
(2)	The options vest in equal monthly installments over the four-year period of continuous service following the grant date and all options have a 10-year term from the date of grant. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.
(3)	Represents the grant date fair value of the awards as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 11, 2015.

Discussion of Summary Compensation and Grants Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2014 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers.

Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below) or such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) his or her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he or she may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his or her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period.

If a named executive officer is terminated without cause or resigns for good reason during the period commencing 60 days prior to a change in control (as defined below) or 12 months following a change in control, such officer shall be entitled to receive, in addition to the severance benefits described above, a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of employment occurs. In addition, in the event of a change in control, the vesting and exercisability of 50% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated and, in the event an executive officer is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated. For a further description of the potential compensation payable to our named executive officers under their employment agreements, please see “— Potential Payments Upon Termination or Change in Control” below.

Dr. Galer’s employment agreement also provides that he was entitled to a one-time signing bonus of $60,000, subject to a right of repayment which expired on December 17, 2014. Dr. Galer was also entitled to reimbursement for relocation expenses, up to a total of $100,000, subject to a right of repayment should he leave the company prior to June 30, 2015.

For purposes of the employment agreements, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty or some other illegal act that has a material adverse impact on us or any successor or affiliate of ours, (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony, (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has, or may reasonably be expected to have, a material adverse impact on any such entity, (4) gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate of ours, or any other material misconduct on the part of the executive officer, (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or receipt of written notice from our board of directors, Chief Executive Officer or supervising officer, as applicable, stating with specificity the nature of such failure, refusal or neglect, or (6) breach of any policy of ours or any material provision of his or her employment agreement.

For purposes of the employment agreements, “good reason” generally means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation, unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of ours of its obligations to the executive officer under his or her employment agreement.

For purposes of the employment agreements, “bonus” generally means an amount equal to the average of the bonuses awarded to the named executive officer for each of the three fiscal years prior to the date of his or her termination of employment, or such lesser number of years as may be applicable if the executive officer has not been employed for three full years on the date of termination of employment. For any partial fiscal year occurring because the executive commenced employment during that year, the executive’s “bonus” for that year shall be annualized as part of the bonus calculation.

For purposes of the employment agreements, “change in control” has the same meaning as such term is given under the terms of our 2010 Equity Incentive Award Plan. Under the plan, a change in control is generally defined as:

•

the acquisition by any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•	during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors; or (1) a merger, consolidation, reorganization, or business combination or (2) the sale, exchange or transfer of all or substantially all of our assets in any single transaction or series of transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:

•	which results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of us or our successor; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of us or our successor solely as a result of the voting power held in us prior to the consummation of the transaction.

Separation Arrangements with Roger Hawley

Effective April 27, 2015, Roger L. Hawley resigned as our Chief Executive Officer. Mr. Hawley will continue to serve as a member of our board of directors.

In connection with his resignation, we entered into a General Release of Claims with Mr. Hawley, or the Release, pursuant to which (1) we will pay Mr. Hawley a lump sum cash payment equal to $500,000, (2) we agreed to continue Mr. Hawley’s health benefits for a period of 18 months following his date of termination, and (3) the vesting and/or exercisability of Mr. Hawley’s outstanding unvested stock options was accelerated as to the number of stock awards that would have vested over the 12-month period following his date of termination had Mr. Hawley remained continuously employed by us during such period. In addition, in the event of a change in control on or before June 26, 2015, we agreed to pay Mr. Hawley an additional lump sum cash payment of $479,466. In the event of a change in control on or before July 27, 2015, the vesting and/or exercisability of Mr. Hawley’s outstanding unvested stock options as of the date of his termination will be automatically accelerated in full on the date of such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2014.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Roger L. Hawley	3/25/2014	112,500	(1)	487,500	(1)	3.07	3/24/2024
	3/15/2013	334,688	(1)	430,312	(1)	1.99	3/15/2023
	4/27/2012	666,667	(1)	333,333	(1)	1.88	4/27/2022
	3/1/2011	281,250	(1)	18,750	(1)	4.24	3/1/2021
	5/25/2010	150,000	(2)	—		4.00	5/25/2020
	9/1/2009	60,000	(3)	—		2.50	9/1/2019
	10/21/2008	90,000	(2)	—		3.50	10/21/2018

Stephen J. Farr, Ph.D.	3/25/2014	65,625	(1)	284,375	(1)	3.07	3/24/2024
	3/15/2013	242,813	(1)	312,187	(1)	1.99	3/15/2023
	4/27/2012	466,667	(1)	233,333	(1)	1.88	4/27/2022
	3/1/2011	234,375	(1)	15,625	(1)	4.24	3/1/2021
	5/25/2010	100,000	(2)	—		4.00	5/25/2020
	9/1/2009	42,500	(3)	—		2.50	9/1/2019
	10/21/2008	7,500	(2)	—		3.50	10/21/2018

Ann D. Rhoads	3/25/2014	30,938	(1)	134,062	(1)	3.07	3/24/2024
	3/15/2013	126,875	(1)	163,125	(1)	1.99	3/15/2023
	4/27/2012	300,000	(1)	150,000	(1)	1.88	4/27/2022
	3/1/2011	168,750	(1)	11,250	(1)	4.24	3/1/2021
	5/25/2010	133,000	(1)	—		4.00	5/25/2020
	5/25/2010	20,000	(2)	—		4.00	5/25/2020

Bradley S. Galer, M.D.	6/2/2014	8,125	(1)	56,825	(1)	2.08	6/2/2024
	12/17/2013	106,250	(2)	318,750	(2)	3.02	12/17/2023

(1)	The options vest on a monthly basis over a four-year period of continuous service following the grant date and have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.
(2)	25% of the shares underlying options vest on the first anniversary of the grant date and the remaining options vest on a monthly basis over the subsequent three-year period of continuous service and all options have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.
(3)	The options vest on a monthly basis over a two-year period of continuous service following the grant date and have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.

Option Exercises and Stock Vested

The following table sets forth the vesting in 2014 of restricted stock units held by the named executive officers. None of our named executive officers exercised options during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Roger L. Hawley	60,000	138,000
Stephen J. Farr, Ph.D.	50,000	115,000
Ann D. Rhoads	46,000	105,800
R. Scott Shively	46,000	105,800

(1)	Amount represents the fair value of the underlying common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our named executive officers in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason within 60 days prior to or 12 months following a change in control; or (4) in the event of a change in control without a termination of employment. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2014. The definitions of “cause”, “good reason” and “bonus” are contained in the applicable employment agreement for each of our named executive officers, which are described above under the heading “— Employment Agreements.”

Name and Position	Benefit Type	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Apart from a Change in Control(1)(2)	Payment in the Event of a Termination by the Company following Executive’s Permanent Disability or as a Result of Executive’s Death(1)(2)	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Within 60 Days Prior to or 12 Months Following a Change in Control(3)(4)	Payment in the Event of a Change in Control Without Termination(5)
Roger L. Hawley(6)	Severance	$500,000	$500,000	$979,466	—
Former Chief Executive Officer	Benefits(7)	16,510	16,510	16,510	—
	Equity Awards	—	—	—	—

Stephen J. Farr, Ph.D.	Severance	400,000	400,000	570,215	—
Chief Executive Officer and President	Benefits(7)	24,494	24,494	24,494	—
	Equity Awards	—	—	—	—

Ann D. Rhoads	Severance	350,000	350,000	471,251	—
Executive Vice Pres. and	Benefits(7)	6,834	6,834	6,834	—
Chief Financial Officer	Equity Awards	—	—	—	—

Bradley S. Galer, M.D.	Severance	350,000	350,000	495,000	—
Executive Vice Pres. And	Benefits(7)	25,835	25,835	25,835	—
Chief Medical Officer	Equity Awards	—	—	—	—

(1)	Cash severance represents 12 months of base salary for each named executive officer, payable in cash in a lump sum.

(2)	Value of equity award acceleration represents the value of those options that would immediately vest as a result of the named executive officer’s termination or as a result of the named executive officer’s death or disability. The value attributable to stock options not previously exercised that would vest in such event is the positive difference, if any, between the fair market value per share of our common stock on December 31, 2014 ($1.37) less the exercise price per share of such stock option multiplied by the number of shares that would vest.
(3)	Cash severance represents the sum of the following, payable in a lump sum cash payment: (1) 12 months of base salary for each executive officer (18 months in the case of Mr. Hawley) payable in a lump sum cash payment, plus (2) the average of the bonuses awarded to the executive officer for the fiscal years 2014, 2013 and 2012. The bonus amount for Dr. Galer is his 2013 bonus, as For illustrative purposes, the bonus amount for Dr. Galer is equal to his bonus for 2014. Under Dr. Galer’s employment agreement, he was initially eligible for a bonus commencing in 2014 as he began employment in December 2013. Please see the definition of “bonus” under the heading “Employment Agreements” above.
(4)	A named executive officer’s equity awards will vest in full in the event he or she is terminated without cause or he or she resigns for good reason within three months prior to or 12 months following a change in control, which is a slightly different trigger than applies to eligibility for cash severance. Value of equity award acceleration represents the value of those options that would immediately vest as a result of the named executive officer’s termination. The value attributable to stock options not previously exercised that would vest in such event is the positive difference, if any, between the fair market value per share of our common stock on December 31, 2014 ($1.37) less the exercise price per share of such stock option multiplied by the number of shares that would vest.
(5)	Value of equity award acceleration represents the value of those options that would immediately vest upon a change in control without a termination of employment. The value attributable to stock options not previously exercised that would vest in such event is the positive difference, if any, between the fair market value per share of our common stock on December 31, 2014 ($1.37) less the exercise price per share of such stock option multiplied by the number of shares that would vest.
(6)	Mr. Hawley ceased serving as our Chief Executive Officer upon his resignation on April 27, 2015.
(7)	Represents the value of the continuation of health benefits for a period of 12 months following the date of the named executive officer’s termination.

Risk Assessment of Compensation Program

In April 2015, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions and series of similar transactions, since the beginning of fiscal year 2014, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved by our audit committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement with certain of our stockholders who purchased shares of our preferred stock and convertible promissory notes prior to our initial public offering, or IPO, and holders of our warrants. This agreement provides for certain rights relating to the registration of the shares of common stock issued to them upon the conversion of their preferred stock and convertible promissory notes in connection with our IPO in November 2010, and upon the exercise of their warrants. These rights will terminate upon the earlier of November 2015 or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to such registration rights may be sold in a transaction or series of transactions within one trading day pursuant to Rule 144 under the Securities Act of 1933, as amended. All holders of our preferred stock immediately prior to our initial public offering are parties to this agreement.

Employment and Release Agreements

We have entered into employment agreements with the following named executive officers: Roger L. Hawley, our former Chief Executive Officer; Stephen J. Farr, Ph.D., our Chief Executive Officer and President; Ann D. Rhoads, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary; Bradley S. Galer, our Executive Vice President and Chief Medical Officer; and R. Scott Shively, our former Executive Vice President and Chief Commercial Officer. For further information, see “Compensation Discussion and Analysis — Employment Agreements.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2014, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2016 must be received by us no later than January 9, 2016, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2016 annual meeting of stockholders, such a proposal must be received by us no earlier than February 19, 2016 and no later than March 20, 2016. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2016 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Zogenix, Inc., 12400 High Bluff Drive, Suite 650, San Diego, California 92130, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Stephen J. Farr, Ph.D.
Chief Executive Officer and Director

San Diego, California

May 8, 2015

Appendix A

CERTIFICATE OF AMENDMENT

OF FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ZOGENIX, INC.

Zogenix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The Corporation, which was originally known as SJ2 Therapeutics, Inc., originally filed its Certificate of Incorporation on May 11, 2006.

2. Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended, each eight shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Shares”) shall automatically be combined into one validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash equal to the product of (1) the closing sale price per share of the common stock as reported by The Nasdaq Global Market on the last trading day preceding the Effective Date by (2) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interests.

3. Upon the Effective Time, the first two sentences of Article Fourth of the Corporation’s Fifth Amended and Restated Certificate of Incorporation, as amended, are hereby stricken and replaced with the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”) and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is Sixty Million (60,000,000) shares, Fifty Million (50,000,000) shares of which shall be Common Stock and Ten Million (10,000,000) shares of which shall be Preferred Stock.”

4. This Certificate of Amendment shall become effective as of [            ], 2015 at [            ] [a.m./p.m.].

5. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Second Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 18, 2015, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Second Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation has been executed as of this     day of             , 2015.

ZOGENIX, INC.

By:
Name: Title:

ZOGENIX, INC. 12400 HIGH BLUFF DR., SUITE 650 SAN DIEGO, CA 92130

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73559-P52143	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOGENIX, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of two (2) directors for a three-year term to expire at the 2018 annual meeting	☐	☐	☐
of stockholders. Nominees
01) James B. Breitmeyer, M.D., Ph.D. 02) Stephen J. Farr, Ph.D.

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.					☐	☐	☐

3.	To approve an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of 1-for-8, and a change in the number of authorized shares of our common stock to 50,000,000 shares, subject to the Board of Directors’ authority to abandon such amendment					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73560-P52143

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ZOGENIX, INC.

Annual Meeting of Stockholders

June 18, 2015 8:00 AM, PDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephen J. Farr, Ph.D. and Ann D. Rhoads, and each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOGENIX, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, PDT on June 18, 2015, at the offices of Latham & Watkins LLP, 12670 High Bluff Drive, Room 1212, San Diego, CA 92130, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side